Exhibit 10.3

AMENDMENT TO THE AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amendment, dated as of November 8, 2017, by and between LIFETIME BRANDS INC., a Delaware Corporation (the “Company”) and LAURENCE WINOKER, (the “Executive”) amends the Employment Agreement, dated as of September 10, 2015 (the “Employment Agreement”) between the Company and the Executive. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS, the Company and the Executive have agreed upon certain changes to the Employment Agreement; and

WHEREAS, pursuant to Section 14(a) of the Employment Agreement, the Company and the Executive wish to amend the Employment Agreement to provide for these revised contractual terms;

NOW, THEREFORE, in consideration of Executive’s continued employment with the Company and other good and sufficient consideration set forth herein, the Company and the Executive hereby agree as follows:

1.	Section 1(c) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(c) Employment Term. The Executive’s term of employment under this Agreement shall commence on the Effective Date, and shall continue until July 1, 2016, (“Initial Term”) and shall automatically renew for consecutive one (1) year terms (“Renewal Term”) unless the Company gives written notice (“Notice of Non-Renewal”) to the Executive at least ninety (90) days prior to the end of the Initial Term or any Renewal Term (when used together, the “Employment Term”) that it does not wish to renew this Agreement, or unless sooner terminated as provided in Section 5 hereof.”

2.	Section 3(b) of the Employment Agreement shall be amended to add the following Section 3(b)(iii):

“(iii) For purposes of this Agreement, the term “Target Bonus” shall mean 62.5% of the Executive’s annual Base Salary in effect at the time of termination; provided that, for purposes of Section 6(d)(iii), Target Bonus shall mean 62.5% of the greater of (A) the Executive’s annual Base Salary in effect at the time of termination or (B) the Executive’s annual Base Salary in effect at the date of the Change of Control.”

3.	The first sentence of Section 3(d) of the Employment Agreement shall be amended to add the following to the end of such sentence:

“provided, however, that any of the foregoing is not inconsistent with the terms and conditions of the Company’s Amended and Restated 2000 Long-Term Incentive Plan”

4.	The first sentence of Section 5(g) shall be deleted in its entirety and shall be replaced with:

“In the event that the Company undergoes a Change of Control (as defined below) and one of the following occurs: (i) the Executive is terminated by the Company without Cause, the Executive voluntarily terminates his employment for Good Reason, or the Executive’s employment terminates upon expiration of the Initial Term or any Renewal Term following a Notice of Non-Renewal, in each case upon or within two (2) years following the Change of Control; or (ii) the Executive is terminated by the Company without Cause, the Executive voluntarily terminates his employment for Good Reason, or the Executive’s employment terminates upon expiration of the Initial Term or any Renewal Term following a Notice of Non-Renewal, and in each case within ninety (90) days of the termination, the Company executes a definitive agreement to enter into a transaction the consummation of which would result in a Change of Control and such transaction is actually consummated, then this Agreement shall terminate and the Executive shall be entitled to the payments and other benefits as set forth in Section 6(d).”

5.	Section 6(c)(A)(4) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(4) two (2) times the Target Bonus payable in a lump sum within sixty (60) days following the Executive’s termination of employment; and”

6.	Sections 6(c)(B)(4) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(4) two (2) times the Target Bonus payable in a lump sum within sixty (60) days following the Executive’s termination of employment; and”

7.	Section 6(d) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

(d) Termination by Executive or Company due to Change of Control.

(A) In the event that the Employment Term is terminated pursuant to Section 5(g)(i) then, subject to Section 6(g), the Executive shall be entitled to receive: (i) a cash payment equal to 200% of the Executive’s annual Base Salary in effect at the effective date of the Change of Control, or if greater, 200% of the Executive’s annual Base Salary in effect at the effective date of termination payable within 60 days of termination; (ii) the Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid; (iii) two (2) times the Target Bonus payable within sixty (60) days of termination; (iv) the benefits set forth in Section 4 for a period of twelve (12) months; and (v) to the extent permitted by the applicable equity plan of the Company, all of the Executive’s then-outstanding stock options shall vest and become immediately exercisable and all restrictions on shares of restricted stock granted by the Company to the Executive on which any restrictions shall not have terminated shall immediately terminate. For the avoidance of doubt, in the event of a Change of Control and a termination of employment described in this Section 6(d)(A), the Executive shall only be entitled to termination payments and benefits as provided under this Section 6(d)(A) and shall not be entitled to any other termination or benefit payments under any other section of this Agreement.

(B) In the event that the Employment Term terminates pursuant to Section 5(g)(ii), then, subject to Section 6(g), the Executive shall be entitled to receive termination payments and benefits as provided under Section 6(d)(A), less the amounts already paid under Section 6(c), and no further amounts shall be payable under Section 6(c). For the avoidance of doubt, in the event of a Change of Control and termination described in this Section 6(d)(B), the Executive shall only be entitled to termination payments and benefits as provided under this Section 6(d)(B) and shall not be entitled to any other termination payments or benefits under any other section of this Agreement.

(C) The Company shall make the payments and provide the benefits to be paid and provided under this Agreement; provided, however, if all or any portion of the payments and benefits provided under this Agreement, either alone or together with other payments and benefits which the Executive receives or is then entitled to receive from the Company or otherwise, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or a similar or successor provision), the Company shall reduce such payments hereunder and such other payments to the extent necessary so that (i) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision); and, (ii) by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made. The determination of whether the payments shall be reduced as provided in this Section 6(d) and the amount of such reduction shall be made at the Company’s expense by a public accounting firm retained by the Company at the time the calculation is to be performed, the selection of which is agreed to by the Executive, such agreement not to be unreasonably withheld (the “Accounting Firm”). The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation to the Company and the Executive within twenty (20) business days of the payment of the initial installment of the Change in Control payment to the Executive, or within such time as is administratively practical. The Executive may review these calculations for a period of twenty (20) days and may retain another accounting firm (at his own expense) for such review and submit objections during such twenty (20)-day review period.

8.	Section 6(g) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(g) Release. Notwithstanding anything in this Section 6 to the contrary, in no event shall the Executive be entitled to receive any amounts, rights or benefits under this Section 6 unless the Executive executes and does not revoke a release of claims against the Company in the form attached as Exhibit A (“Release”) within such time period as the Company shall provide but no later than fifty (50) days following the termination date. As soon as practicable following the date the Release becomes effective, enforceable and irrevocable but no later than sixty (60) days following the termination date, the Executive shall receive a single lump sum cash payment equal to the amount of all payments that would have been payable pursuant to the applicable provisions of this Section 6 prior to such payment date but for this Section (g); provided that, if the sixty (60) day period following Executive’s termination of employment spans two calendar years, payment shall be made in the second calendar year.”

9.	Section 7 of the Employment Agreement shall be amended to add the following Section 7(d):

“(d) Nothing in this Agreement shall prohibit or restrict the Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Executive individually (and not directed to the Employer and/or its subsidiaries) from any such Governmental Authorities; (ii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to the Executive’s attorney in relation to a lawsuit for retaliation against the Executive for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require the Executive to obtain prior authorization from the Employer before engaging in any conduct described in this paragraph, or to notify the Employer that the Executive has engaged in any such conduct.”

10.	A new Section 14(g) shall be added to the Employment Agreement which states:

“The Amended and Restated Indemnification Agreement between the Company and the Executive dated January 26, 2016 shall remain in full force and effect in accordance with its terms.”

11.	Exhibit A attached hereto shall be attached to the Employment Agreement as Exhibit A.

12.	The Employment Agreement, as amended by this Amendment, constitutes the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to the subject matter of this Amendment are superseded by this Amendment.

13.	Except as expressly amended hereby, all the terms, conditions, and provisions of the Employment Agreement, as amended, shall remain in full force and effect. This Amendment shall form a part of the Employment Agreement for all purposes.

14.	This Amendment may be executed in counterparts and by facsimile or other electronic means, including by portable document format (PDF), each of which shall be deemed to have the same legal effect as an original and together shall constitute one and the same instrument.

15.	The Company represents and warrants that it has the full power and authority to enter into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

LIFETIME BRANDS, INC.

By:	/s/ Ronald Shiftan
Name: Ronald Shiftan
Title: Vice Chairman and COO

/s/ Laurence Winoker
Laurence Winoker

Exhibit A

Release

I, Laurence Winoker, the undersigned, agree to accept the payments and benefits set forth in Section 6 of the employment agreement between me and Lifetime Brands, Inc. (the “Company”) dated as of [MONTH]         , 2017 (the “Employment Agreement”) in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, to the maximum extent permitted by law (“Claims”), which I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising, occurring or relating to my employment and/or termination thereof with the Company and Releasees, or my economic rights as an equity holder of the Company or Releasees, at any time on or prior to the date I execute this Release, including, without limitation, any and all Claims arising out of or relating to compensation, benefits, any and all contract claims, tort claims, fraud claims, claims for bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, harassment, retaliation, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto. This release and waiver includes, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, Section 1981 of U.S.C,, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (including but not limited to the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, the Equal Pay Act, New York State Human Rights Law, New York Equal Pay Law, New York Equal Rights Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Whistleblower Statute, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Hour and Wage Payment Law, New York WARN Act, and retaliation provisions of New York Workers’ Compensation Law, and all amendments to the foregoing, and any other federal, state or local statute, ordinance, regulation or constitutional provision regarding employment, compensation, employee benefits, termination of employment or discrimination in employment.

Except as permitted by Section 7(d) of the Employment Agreement and explained below, I represent and affirm (i) that I have not filed any Claim against the Company or Releasees and (ii) that to the best of my knowledge and belief, there are no outstanding Claims.

For the purpose of implementing a full and complete release and discharge of Claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all the Claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such Claims, including Claims for attorney’s fees. I expressly waive any right to assert after the execution of this Release that any such Claim has, through ignorance or oversight, been omitted from the scope of the Release.

For purposes of this Release, the term “the Company and Releasees” includes the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, agents, attorneys and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

Notwithstanding anything in this Release to the contrary, I do not waive (i) my existing right to receive vested accrued benefits under plans or programs of the Company under which I have accrued benefits (other than under any Company separation or severance plan or programs), (ii) any claims that, by law, may not be waived, (iii) any right to indemnification under the governing documents of the Company or any indemnification agreement between me and the Company, or under any directors and officers insurance policy, with respect to my performance of duties as an officer or director of the Company, (iv) any claim or right I may have for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law, and (v) any medical claim incurred during my employment that is payable under applicable medical plans or an employer-insured liability plan.

I understand that nothing in this Release or the Employment Agreement restricts or prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, I acknowledge that to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company or any others covered by this Release resulting from such claims or conduct, regardless of whether I or another party has filed them, and in the event I obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Release and the Employment Agreement. I understand that this Release and the Employment Agreement do not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. I further understand that I do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and that I do not need to notify the Company that I have engaged in such conduct.

I have taken notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

I acknowledge that for purposes of my entitlement to the payments and benefits set forth in Section 6 of the Employment Agreement, this Release will not become effective unless and until I have signed and returned this Release to the Company, and have not revoked it pursuant to the following paragraph.

I further acknowledge that I have had at least 21 days from my receipt of this Release, to review and consider this Release, to consult with an attorney prior to executing this Release, and have been provided 7 days to revoke my execution of this Release by delivering a written notice of revocation to the Company.

I ACKNOWLEDGE THAT I HAVE READ THIS

RELEASE, AND I UNDERSTAND

AND VOLUNTARILY ACCEPT ITS TERMS.

Laurence Winoker	Date

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